Exhibit 99.2
Questions & Answers
Announcement Details
Why did you decide to sell the Company? Why now?
This transaction represents a substantial premium for Airvana shareholders. The transaction will provide the Company with additional flexibility to focus on its long-term strategic initiatives. As providers of cutting-edge 3G technology to many of the world’s leading wireless providers, it is important that we invest in our technologies to continue to provide the services to which our customers have grown accustomed.
Will Airvana’s strategy change as a result of this acquisition? What are the investor group’s plans for the Company?
Our strategy will largely remain the same, but this transaction will enable the Company to focus on long-term strategic initiatives.
When will the acquisition close?
The acquisition is expected to close during the first quarter of 2010; however, the close date is subject to customary closing conditions, shareholder approval, and regulatory review.
Will the current senior management be staying on? Will there be changes to the day-to-day operations of the Company?
The entire management team will continue to serve in their current capacities. Merle Gilmore, former head of Communications Enterprises at Motorola, will serve as Chairman. There will be no changes in our daily operations.
Will you sell off any of Airvana’s assets?
There are no plans to divest assets at this time.
Did the Special Committee consider other strategic alternatives for the Company?
The Special Committee believes that this transaction represents fair value for the Company and is in the best interest of its shareholders.
Is there a breakup fee on this transaction?
Our SEC filings will describe all relevant terms of the transaction.
Do you expect all of the major shareholders to vote for the transaction?
A Special Committee of our Board and our Board have recommended the transaction to our stockholders.

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Customer Questions
What does this transaction mean for me?
From a customer standpoint, nothing will change. Airvana will continue to operate business-as-usual through the close of the transaction and beyond. We will continue to provide you with the highest quality products and services through this entire process.
Will my point-of-contact at Airvana change?
No, your point-of-contact will remain the same. Airvana will continue to operate business-as-usual through the close of the transaction and beyond.
Will my contract with Airvana change?
No, all of Airvana’s contracts will be honored. Airvana will continue to operate business-as-usual through the close of the transaction and beyond.
Where can I get more information or who can answer questions I may have?
If you have additional questions, please feel free to contact your Airvana sales or customer service representative.

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Employee Questions
What does this announcement mean for us?
We do not anticipate any major changes to our global operations and will continue to operate business-as-usual. The Company’s headquarters will remain in Chelmsford following the close of the transaction and we do not anticipate any headcount reductions.
As we refine our strategy going forward, we will keep you closely informed. This is an important milestone for Airvana that opens an exciting new chapter in our corporate history and we are excited about our future prospects.
Will there be layoffs?
No, it is not anticipated that there will be any headcount reductions related to this transaction.
What will happen to the Company’s headquarters?
Following the close of the transaction, the Company’s headquarters will remain in Chelmsford.
How will this affect our salary, bonuses and benefits?
We do not anticipate making any major changes to employee compensation at this time.
Where can I get more information or who can answer questions I may have?
If you have additional questions, please feel free to contact your Airvana manager.

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